Exhibit 6.7

SUN DENTAL HOLDINGS, LLC

SPECIAL INCENTIVE COMPENSATION PLAN

ARTICLE I

PURPOSE OF THE PLAN

Sun Dental Holdings, LLC (the “Company”) has adopted this Sun Dental Holdings, LLC Special Incentive Compensation Plan (the “Plan”) in order to further the growth and success of the Company by enabling those Service Providers working for the Company or its subsidiaries (including Service Providers located in jurisdictions outside the United States) to earn long-term incentive compensation based on the value of the Company, thereby increasing their personal interest in the growth and success of the Company; to provide a means of rewarding outstanding service by such Service Providers; and to aid in the retention of such Service Providers.

ARTICLE II

DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” means an award of Phantom Units granted to a Service Provider pursuant to Section 5.1 of the Plan.

“Board” means the Board of Directors or, if there is only one Manager, the Manager of the Company.

“Cause” with respect to any particular Participant, has the meaning set forth in any effective Grant Agreement, employment agreement or other written contract of engagement entered into between the Company and such Participant, or any applicable law governing termination of employment, or if none, then “Cause” means any of the following:

(a) a Participant’s repeated failure to perform substantially his or her duties as a Service Provider to the Company or any of the Company Subsidiaries which failure, whether committed willfully or negligently, has continued unremedied for more than thirty (30) days after the Company has provided written notice thereof;

(b) a Participant’s fraud or embezzlement;

(c) a Participant’s material dishonesty or breach of fiduciary duty against the Company or any of the Company Subsidiaries;

(d) a Participant’s willful misconduct or gross negligence which is injurious to the Company or any of the Company Subsidiaries;

(e) any conviction of, or the entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony (or any state-law equivalent) or that involves moral turpitude, or any willful or material violation by such Participant of any federal, state or foreign securities laws;

(f) any conviction of any other criminal act or act of material dishonesty, disloyalty or misconduct by such Participant that has a material adverse effect on the property, operations, business or reputation of the Company or any of the Company Subsidiaries;

(g) the material violation by a Participant of any rule or policy of the Company or any of the Company Subsidiaries; or

(h) the material breach by a Participant of any covenant undertaken in the Operating Agreement, any effective Grant Agreement, employment agreement or any written non-disclosure, non-competition or non-solicitation covenant or agreement with the Company or any of the Company Subsidiaries.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means the committee appointed by the Board to administer the Plan, or where no such committee is appointed, the full Board.

“Company” means Sun Dental Holdings, LLC, a Florida limited liability company.

“Company Transaction” has the meaning set forth in Section 8.2 hereof.

“Effective Date” means the date the Plan is adopted by the Board.

“Fair Market Value” means as of any date the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for the equity of the Company on the same date in an arm’s length transaction, as determined in good faith by the Committee based on such factors as the Committee, in the exercise of its reasonable business judgment, considers relevant.

“Grant Agreement” means any writing setting forth the terms of an Award of Phantom Units to a Participant that has been duly authorized and approved by the Board or the Committee.

“Liquidity Event” means (a) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case unless, following such transaction or a series of related transactions, individuals and entities who were the beneficial owners of the issued and outstanding voting Units of the Company immediately prior to such transaction(s) beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding voting securities of the entity resulting from such transaction(s); or (b) the consummation of a sale of more than fifty percent (50%) of the then issued and outstanding Units of the Company in a single transaction or a series of related transactions, or (c) a dissolution and liquidation of the Company.

“Operating Agreement” means the Second Amended and Restated Operating Agreement of the Company by and among the Company and certain of its members dated September 1, 2015, as amended, supplemented, restated or otherwise modified from time to time.

“Participant” has the meaning set forth in Article IV hereof.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Phantom Units” means the contingent rights granted to a Participant under the terms of this Plan to receive future payments from the Company or applicable Company Subsidiary as described in Section 5.8 of this Plan.

“Plan” means this Sun Dental Holdings, LLC Special Incentive Compensation as it may be amended from time to time.

“Profits Interest Hurdle” means an amount specified by the Committee with respect to each Phantom Unit and set forth in the applicable Grant Agreement. The Profits Interest Hurdle applicable to any Phantom Unit issued hereunder shall be no less than the Profits Interest Hurdle established by the Committee for Special Equity Units being granted to U.S. employees under the Special Equity Plan on the same date.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means a manager, member, officer, employee, consultant or other service provider who is providing services to the Company or any Subsidiary on a regular and on-going basis.

“Special Equity Plan” means the Sun Dental Holdings, LLC Special Equity Plan, as it may be amended from time to time.

“Special Equity Units” means the Special Equity Units of the Company granted under the Special Equity Plan.

“Subsidiary” means any corporation or other entity of which the Company owns securities or interests having a majority, directly or indirectly, of the ordinary voting power in electing the board of directors, managers, general partners or similar governing Persons thereof.

“Units” means any and all shares of, interests and participations in, and other equivalents (however designated) of units of the Company, including without limitation Special Equity Units granted under the Special Equity Plan.

ARTICLE III

ADMINISTRATION OF THE PLAN; UNITS SUBJECT TO THE PLAN

3.1 Committee. The Plan shall be administered by the Board or by any Committee the Board has appointed for this purpose. If the Board has not delegated responsibility for administering the Plan to such a Committee, but is administering the Plan itself, the term “Committee” shall, for all purposes of the Plan, be deemed to refer to the Board.

3.2 Procedures. The Committee shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of the Plan. The entire Committee shall constitute a quorum and the actions of the entire Committee present at a meeting, or actions approved in writing by the entire Committee, shall be the actions of the Committee.

3.3 Interpretation; Powers of Committee. Except as may otherwise be expressly reserved to the Board as provided herein, and with respect to any Award, except as may otherwise be provided in the Grant Agreement evidencing such Award, the Committee shall have all powers with respect to the administration of the Plan, including the authority to:

(a) determine eligibility and the particular Service Providers who will receive Awards of Phantom Units under this Plan;

(b) grant such Awards of Phantom Units to eligible Service Providers, as the Committee may determine to be necessary or desirable, and determine the number of Phantom Units to be offered or awarded to any of such Service Providers and the other specific terms and conditions of the Awards consistent with the express limits of the Plan, establish the times and manners (if any) in which such Awards will vest and the respective consequences thereof (or determine that no delayed exercisability or vesting is required), and establish the events (if any) upon which such Phantom Units will be forfeited or cancelled;

(c) determine the Profits Interest Hurdle applicable to each Phantom Unit and specify such Profits Interest Hurdle in the applicable Grant Agreement (which Profits Interest Hurdle applicable to any Phantom Unit issued pursuant hereto shall be no less than the Profits Interest Hurdle established by the Committee for any Special Equity Units being granted to participants in Special Equity Plan on the same date);

(d) approve the form of Grant Agreement to be used for any Award of Phantom Units under this Plan. The Committee may approve different forms of Grant Agreement for Participants in different jurisdictions, to reflect differences in local law, taxes and currency control practices;

(e) construe and interpret the provisions of the Plan and any Grant Agreement or other agreement defining the rights and obligations of the Company and Participants under the Plan, make factual determinations with respect to the administration of the Plan, further define the terms used in the Plan, and prescribe, amend and rescind rules and regulations relating to the administration of the Plan;

(f) amend or modify the terms of Participants’ Grant Agreements, including the authority to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding Phantom Units held by Participants as Awards under this Plan, subject to any required consent under Article X;

(g) accelerate or extend the vesting of any or all outstanding Awards, subject to any consent required under Article X; and

(h) make all other determinations and take such other action as contemplated by this Plan or as may be necessary or advisable for the administration of this Plan and the effectuation of its purposes.

All decisions of the Board or the Committee, as the case may be, shall be reasonable and made in good faith and shall be conclusive and binding on all Participants in the Plan.

ARTICLE IV

ELIGIBILITY

Awards may be granted under the Plan to Persons who are Service Providers of the Company or any of its Subsidiaries (including Service Providers located outside of the United States who are not United States citizens or United States residents). Each such Person to whom an Award is granted under the Plan is referred to herein as a “Participant.”

ARTICLE V

AWARDS

5.1 Awards of Phantom Units. The Committee may grant Awards consisting of Phantom Units to a Service Provider under the Plan at any time and from time to time, subject to the maximum number of Phantom Units reserved for issuance under Article VIII below. The Committee shall determine, in its discretion, the Service Providers to whom such Phantom Units are awarded, and the time or times at which grants of Phantom Units will be awarded, the number of Phantom Units to be awarded to any Participant, the conditions for vesting, the vesting schedule, the time or times within which such Phantom Units may be subject to forfeiture, the Profits Interest Hurdle for such Phantom Units, and any other terms and conditions of the Awards.

For Participants located in a jurisdiction subject to the European Data Protection Directive (officially known as EU Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data) the Committee may have limited access to the Service Provider’s personal data unless the Participant consents to the transfer of data to the Committee. If such restrictions apply, the Committee may require the Service Provider to furnish the Company and applicable Subsidiary, as a condition precedent to the grant of an Award to such Service Provider under this Plan, with the Service Provider’s consent to the transfer of such relevant personal data to the Committee and the Company as the Committee may reasonably determine to be necessary or advisable for the administration of the Awards granted to the Service Provider under this Plan. Such consent from the Service Provider shall be in such form as the Committee may reasonably require.

5.2 Grant Agreements. Each Award of Phantom Units to a Participant under this Plan shall be evidenced by a Grant Agreement that shall be executed by the Company and the Participant. The Grant Agreement shall specify the terms and conditions of the Award. The Committee may use different forms of Grant Agreements for different Participants, including but not limited to, modifying the Grant Agreements for Participants located in jurisdictions other than the U.S. to comply with applicable laws.

5.3 Terms and Conditions of Awards.

(a) The Committee shall establish such vesting criteria for the Phantom Units as it determines in its discretion and shall include such vesting criteria in each Grant Agreement. Vesting may be based on the continued service of the Participant with, or the Participant’s performance of duties for, the Company or its Subsidiaries, upon the achievement of performance goals set out in the Grant Agreement, or upon any other basis. The vesting provisions of the Phantom Units awarded to different Participants need not be uniform with respect to each recipient. The Committee may, in its discretion, waive or accelerate any of the foregoing restrictions, in whole or in part.

(b) The Committee shall establish the Profits Interest Hurdle applicable to each Phantom Unit in the applicable Grant Agreement. The Profits Interest Hurdle applicable to any Phantom Unit issued pursuant to this Article V shall be equal to the Profits Interest Hurdle established by the Committee for any Special Equity Units being granted to participants in the Special Equity Plan on the same date. If no Special Equity Units are being granted to participants in the Special Equity Plan on the grant date, the Committee shall establish a Profits Interest Hurdle which is not less than the Fair Market Value of the Company, as determined by the Company in good faith.

5.4 No Ownership of Units. The Phantom Units granted to a Participant under this Plan are solely a device for measuring amounts of future compensation that may be paid to the Participant under the terms of this Plan. No Units of the Company will be purchased, sold or issued in connection with the Phantom Units granted under this Plan. A Participant granted Phantom Units will only be entitled to cash, and will not be entitled to receive any Units of the Company or any equity interest in the Company by virtue of an award under this Plan.

5.5 Rights of Participants. Except as otherwise provided in this Article V and the Participant’s Grant Agreement, the Phantom Units granted to a Participant under this Plan shall provide the Participant with the right, in the event of a Liquidity Event (as defined in Article II of this Plan), to receive a payment from the Company pursuant to Section 5.8 below, provided that no payment shall be made to the Participant unless the proceeds of such Liquidity Event exceed the Profits Interest Hurdle for such Phantom Unit set forth in such Participant’s Grant Agreement.

5.6 Cancellation of Phantom Units Upon Termination. Unless the Participant’s Grant Agreement, in the discretion of the Committee, provides otherwise, in the event of termination of such Participant’s services to the Company or a Subsidiary, or, with respect to a Participant who is a consultant, the discontinuation of such consulting services, at any time prior to the consummation of the Liquidity Event of the Company, such Participant’s Phantom Units (both vested and unvested) shall expire and be forfeited without consideration immediately upon the date of the termination, and the Participant shall have no further right to receive any payments from the Company with respect to the Phantom Units at any subsequent date.

5.7 Nonassignable. A Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber the Phantom Units granted to the Participant pursuant to this Plan. Any transfer or attempted transfer of Phantom Units in violation of any provision of this Agreement shall be void, and the Company shall not recognize any purported transferee of such Phantom Units.

5.8 Settlement of Phantom Units upon Liquidity Event. Upon a Liquidity Event with respect to the Company (as defined in Article II above), if a such Participant’s services to the Company or a Subsidiary, or, with respect to a Participant who is a consultant, the discontinuation of such consulting services, have not terminated at any time prior to the consummation of the Liquidity Event, the Phantom Units held by the Participant which have become vested shall be settled in the following manner in connection with such Liquidity Event, except as may otherwise be required by applicable law or by the terms in the Participant’s Grant Agreement:

(a) The Participant shall be entitled to receive a cash payment for each Phantom Unit equal to the amount of the cash distribution which would have been paid to the Participant in connection with the Liquidity Event had the Participant held a Special Equity Unit granted under the Special Equity Plan on the same date with the same Profits Interest Hurdle; provided that, no payment shall be made to the Participant unless the proceeds of such Liquidity Event exceeds the Profits Interest Hurdle set forth in the Grant Agreement for such Phantom Unit.

(b) For Participants located outside the United States, the amount payable under Subsection (a) shall be adjusted to reflect the exchange ratio between the U.S. dollar and the applicable local currency in effect on the effective date of the Liquidity Event.

(c) Except as otherwise provided in Subsection (d) below, any such cash payment shall be made to the Participant by the Company or applicable Subsidiary in cash on the effective date of the Liquidity Event, or on the next regularly scheduled pay date after such effective date of the Liquidity Event.

(d) If, however, any portion of the proceeds payable to the Company or its members in connection with the Liquidity Event will not be payable immediately at the effective date of the Liquidity Event, then the amounts payable to a Participant in settlement of his or her Phantom Units shall be payable to the Participant at the same time or times, and in the same manner, as if the Participant had been a Member of the Company receiving liquidation proceeds for the sale of the Company or proceeds for the sale of Special Equity Units sold or exchanged in the Liquidity Event; provided that for any Participant subject to Section 409A of the Code, such payment shall in any event be made within sixty (60) months after the effective date, to the extent required by Code Section 409A and applicable regulations thereunder.

5.9 Other Terms and Conditions. Each Grant Agreement for Phantom Units granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in the Committee’s sole discretion. The Grant Agreement for Participants located in jurisdictions other than the U.S. shall be modified to the extent necessary to comply with all applicable laws.

ARTICLE VI

RESTRICTIONS ON AWARDS

6.1 Compliance with Applicable Laws. No Phantom Units shall be granted as Awards under the Plan, unless and until the Company and/or the Participant shall have complied with all applicable Federal, state or foreign registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, including, with respect to Participants not located in the United States, any applicable foreign laws regarding the issuance of securities or currency controls.

ARTICLE VII

TAX TREATMENT

7.1 Tax Withholding. Upon the date of any payment to settle vested Phantom Units to a Participant under Section 5.8 of this Plan, the Company or the Subsidiary compensating the Participant shall notify the Participant of the amount of tax and/or social insurance contributions, if any, that must be withheld by the Company or Subsidiary under all applicable federal, state and local laws with respect to the payment. Except as otherwise provided in the Participant’s Grant Agreement, the Company shall have the right, at its option and in its sole discretion, to require the Participant to make arrangements with the Company with respect to any withholding tax due with respect to the Phantom Units to (a) withhold the required amounts from the cash payment made pursuant to the Plan, (b) if necessary, remit the required amount to the Company or Subsidiary in cash, (c) authorize the deduction of such amounts from the Participant’s regular cash compensation, or (d) otherwise satisfy the applicable tax withholding requirement in a manner satisfactory to the Company.

7.2 No Guarantee of Tax Treatment. The Company does not guarantee that any Award granted under this Plan to any Participant subject to tax in any jurisdiction outside the United States, or any payment made to a Participant pursuant to such an Award under this Plan, will qualify for any special tax treatment available under the laws of such other jurisdiction. None of the Board, the Company or any Subsidiary shall have any duty to indemnify any Participant with respect to the tax consequences if such Award or payment made pursuant to this Plan does not qualify for any such special tax treatment.

ARTICLE VIII

MAXIMUM ON AWARDS AND ADJUSTMENTS

8.1 Maximum Number of Phantom Units. Subject to the provisions of Section 8.2 below (relating to adjustments upon changes in capital structure and other company transactions), the aggregate number of Phantom Units which may be granted under the Plan at any time shall not exceed Five Percent (5.0%) of the aggregate total number of Units of the Company outstanding on a fully diluted basis as of the date of the grant, minus the number of Special Equity Units outstanding under the Special Equity Plan on that date. Phantom Units that are granted under this Plan, but subsequently forfeited, will again be available for subsequent grants under the Plan.

8.2 Changes in Capital Structure. In the event of split, reverse split or combination of the Units, or recapitalization or similar event affecting the capital structure of the Company, an extraordinary distribution, separation, spinoff or a reorganization (including, without limitation, an incorporation of the Company) (each, an “Adjustment Event”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to: (a) the aggregate number and kind of Phantom Units reserved for grants under the Plan, (b) the number and kind of Phantom Units subject to outstanding Awards; and (c) performance hurdles and targets underlying outstanding Awards. In the event of a merger, consolidation, acquisition of property or units, units rights offering, liquidation, disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Company Transaction”), the Committee or the Board shall in its discretion make such substitutions or adjustments as it deems appropriate and equitable to: (a) the aggregate number and kind of Phantom Units reserved for grants under the Plan, (b) the number and kind of Phantom Units subject to outstanding Awards; and (c) performance hurdles and targets underlying outstanding Awards. In the case of Company Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards and the conversion of vested Awards into the right to receive payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion; and (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Phantom Units subject to outstanding Awards.

8.3 Special Rules. The following rules shall apply in connection with Section 8.2:

(a) No adjustment shall be made for cash dividends (except for adjustments described in Section 8.2) or the issuance to Unit holders of rights to subscribe for additional Units or other securities (except in connection with a Company Transaction); and

(b) Any adjustments referred to in Section 8.2 shall be made by the Committee or the Board in its discretion and shall, absent manifest error, be conclusive and binding on all Participants holding any Awards granted under the Plan.

ARTICLE IX

TERM AND TERMINATION OF THE PLAN

This Plan shall become effective on the Effective Date, and shall remain in effect until terminated by the Board or by the Committee with prior approval of the Board. Any Award of Phantom Units outstanding as of the time the Plan is terminated shall remain in effect and the terms of the Plan will apply until such Phantom Units are forfeited or settled as provided in the Plan or the applicable Grant Agreement.

ARTICLE X

AMENDMENT OF PLAN

The Plan may be modified or amended in any respect, and at any time or from time to time, by the Board or by the Committee with the prior approval of the Board. Notwithstanding the foregoing, the Plan may not be modified or amended as it pertains to any Phantom Units outstanding under an existing Grant Agreement without the consent of an applicable Participant where such modification or amendment of the Grant Agreement would materially impair the rights of such Participant. Notwithstanding the foregoing, the Participant’s consent shall not be required if the Board or Committee determines in its sole discretion that such an amendment or modification is required or advisable for the Company, the Plan or the Award to satisfy any applicable law or regulation, or to meet the requirements of any intended accounting treatment.

ARTICLE XI

MISCELLANEOUS

11.1 No Right to an Award or Grant. Neither the adoption of the Plan nor any action of the Board or the Committee shall be deemed to give any Service Provider any right to be granted Phantom Units except as may be evidenced by a Grant Agreement duly executed on behalf of the Company, and then only to the extent of and on the terms and conditions expressly set forth in the Grant Agreement. The Plan is unfunded and is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be interpreted accordingly.

11.2 No Evidence of Employment or Service. Nothing contained in the Plan or in any Grant Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment by or service with the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any such Subsidiary, in its sole discretion (subject to the terms of any separate agreement to the contrary), at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the relevant Phantom Units.

11.3 No Restriction of Company Action. Nothing contained in the Plan or in any Grant Agreement will be construed to prevent the Company or any Subsidiary of the Company from taking any company action which is deemed by the Company or by its Subsidiaries to be appropriate or in its best interest, whether such action would have an adverse effect on the Plan or any Award made under the Plan. No Participant or beneficiary of a Participant will have any claim against the Company or any Subsidiary of the Company as a result of any company action.

11.4 Compliance with Code Section 409A. Except as provided in Section 11.5 below, Phantom Units granted under this Plan are intended to be comply with the requirements imposed on deferred compensation under Section 409A of the Code. For those Phantom Units granted under this Plan which must be treated as “deferred compensation” subject to Code Section 409A, such Phantom Units shall be deemed to include the following terms:

(a) To the extent any amounts under this Plan are payable by reference to the Participant’s “termination,” “termination of employment,” or similar phrases, such term shall be deemed to refer to the Participant’s separation from service with the Company, with this term interpreted in a manner consistent with Treasury Regulation Section 1.409A-1(h), with the Company, all Subsidiaries and all entities treated as a single employer with the Company under Sections 414(b) and (c) of the Code but substituting a fifty percent (50%) ownership level for the eighty percent (80%) ownership level set forth therein.

(b) Notwithstanding any other provision in this Plan, if the Participant is a “Specified Employee” (as defined Treasury Regulation section 1.409A-1(i) on December 31st of the prior calendar year), of the Company as of the date of the Participant’s separation from service, then to the extent any amount payable with respect to the Participant’s Phantom Units under this Plan (i) is payable upon the Participant’s separation from service and (ii) under the terms of this Plan would otherwise be payable prior to the six-month anniversary of the Participant’s separation from service, such payment shall be delayed and not paid until the first day of the first calendar month beginning at least six (6) months following the date of separation from service, or, if earlier, within ninety (90) days following the date of death.

(c) Notwithstanding any other provision in this Plan, no transaction will be treated as a Liquidity Event for purposes of Article V of this Plan unless such transaction also constitutes a “change in the ownership,” “change in the effective control” or “change in the ownership of a substantial portion of the assets” of the Company, as these terms are defined in Treasury Regulation Section 1.409A-3(i)(5).

In the event the terms of this Plan or a Grant Agreement would otherwise subject a Participant subject to tax in the United States to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company agrees to use its best efforts to make such amendments to this Plan or the Grant Agreement to avoid such 409A Penalties, provided that any such amendments shall not enlarge any rights of Participants or increase any obligation of the Company and shall preserve as nearly as practicable the economic results intended by the original provisions of this Plan. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on any Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code, other than for withholding obligations applicable to employers, if any, under Section 409A of the Code.

11.5 Compliance with Code Section 409A for Foreign Service Providers. Phantom Units granted as awards under this Plan are intended to be exempt from the requirements imposed on deferred compensation under Section 409A of the Code pursuant to the exemption for compensation of foreign nationals described in Treasury Reg Section 1.409A-1(a)(3). If any distribution or settlement of Phantom Units pursuant to the terms of this Plan or any Grant Agreement would not be exempt from Section 409A, by virtue of the Participant’s relocation to the United States as either a citizen or permanent resident, or for any other reason, and would therefore subject a Participant in this Plan to tax under Section 409A of the Code, the Board or Committee shall modify the applicable Grant Agreement in the least restrictive manner necessary in order to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and, in each case, without any material diminution in the value of the payments to an affected Participant prior to December 31 of the year in which the tax under 409A would otherwise come due.

11.6 Governing Law Venue. All questions concerning the construction, interpretation and validity of the Plan and the Phantom Units granted to Participants pursuant to this Plan shall be governed by and construed and enforced in accordance with the domestic laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In furtherance of the foregoing, the internal law of the State of Florida will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

As one of the terms of each Grant Agreement, the Company and each Participant shall each irrevocably waive any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to the Phantom Units granted to the Participant brought in any court of competent jurisdiction in the State of Florida, and hereby shall further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum.

11.7 Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

11.8 Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

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